Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PORTMAN RIDGE FINANCE CORPORATION

PORTMAN RIDGE FINANCE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Portman Ridge Finance Corporation. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2006 and has been amended by a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on June 27, 2012, a Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on April 1, 2019, and a Certificate of Amendment to the Certificate of Incorporation, as amended, filed with the Secretary of State on August 23, 2021 (the Certificate of Incorporation, as so amended, the “Certificate of Incorporation”).

SECOND: Upon the filing and effectiveness pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Certificate of Incorporation, the first sentence of Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 25,000,000 shares, of which: (i) 20,000,000 shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and (ii) 5,000,000 shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of August 26, 2021 at 12:05 a.m. Eastern Time.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 23rd day of August, 2021.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment of

Certificate of Incorporation of Portman Ridge Finance Corporation]